Exhibit 99.1

PHH Corporation Announces Fourth Quarter 2016 Results
Announces Conclusions from its Evaluation of Strategic Alternatives

Highlights:

•
Net loss attributable to PHH Corporation of $133 million or $2.49 per basic share, which includes $73 million of pre-tax expenses related to notable items, a $55 million pre-tax unfavorable market-related fair value adjustment to our mortgage servicing rights (MSRs), net of derivatives related to MSRs and $41 million of pre-tax expenses related to PLS Exit and disposal costs.

•	Entered into agreements to monetize certain MSR assets and our investment in the PHH Home Loans joint venture for total proceeds of up to $1.07 billion(1) before estimated transaction and other costs.

•	Estimates up to $550 million(2) of excess cash based on certain assumptions for asset sales, working capital, contingencies and transaction, restructuring and PLS exit costs.

•	Intends to operate as a smaller, capital light business comprised of subservicing and portfolio retention services with solid prospects for profitability and growth.

•	Ended 4Q16 with $906 million of Cash and cash equivalents, $690 million of MSRs, approximately $1.1 billion of Total equity and Tangible book value per share of $20.37.

•
Mortgage applications and Total closings totaled $8.1 billion and $8.9 billion in 4Q16, respectively, representing a 21% decrease and an insignificant increase from $10.2 billion and $8.8 billion in 4Q15, respectively. Total loan margin increased 100 bps to 405 bps in 4Q16.

Mount Laurel, NJ - February 15, 2017 - PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended December 31, 2016. For the quarter ended December 31, 2016, the Company reported Net loss attributable to PHH Corporation of $133 million or $2.49 per basic share. Net loss attributable to PHH Corporation for the quarter ended December 31, 2015, was $54 million or $0.92 per basic share.

For the quarter ended December 31, 2016, core loss (after-tax)* and core loss per share* were $100 million and $1.86, respectively, which exclude a $55 million pre-tax unfavorable market-related mortgage servicing rights ("MSR") fair value adjustment, net of derivatives related to MSRs.

Glen A. Messina, president and CEO of PHH Corporation, said, "After a comprehensive examination of all available strategic options, we have decided to close or exit our least profitable businesses, monetize a substantial amount of our assets and operate a smaller, focused, capital-light subservicing and portfolio retention business. These actions will allow us to minimize restructuring costs, maximize near-term capital distributions, preserve the value of our tax assets, and create incremental value through the ongoing operation of the business or future strategic actions, which we believe will maximize value for shareholders. We believe the remaining business platforms comprised of subservicing and portfolio retention have the potential to achieve low double-digit to mid-teen returns on capital after the completion of certain cost re-engineering, PLS exit, organic growth, and return of capital actions, and the resolution of our legacy legal and regulatory matters."

Messina also commented, "Our financial performance for the fourth quarter reflects higher expenses related to certain outcomes of our strategic review process, including $41 million of PLS exit costs, a $23 million write-down of our investment in the STARS appraisal business, and transaction and advisory expenses."

_______________

(1)
Estimated proceeds reflect the composition of the MSR portfolio and related servicing advances as of December 31, 2016. Estimated proceeds assumes the closing of the sale of all our MSRs and the monetization of our investment in PHH Home Loans, each of which are subject to various conditions to closing, and that 100% of required approvals, investor consents and origination source consents are received for the sale of our MSRs. The final proceeds are dependent on a number of factors, including the amount and type of consents received, the composition of the portfolio and related servicing advances outstanding on each sale date. There can be no assurances whether, or when, the sale transactions will close or that we will receive the total amount of expected proceeds.

(2)
The amount of excess cash is dependent upon a variety of factors, including the execution of the sale of all of our MSRs as noted above, the monetization of our investment in PHH Home Loans, the successful completion of our PLS exit activities, the resolution of our outstanding legal and regulatory matters and the successful completion of other restructuring and capital management activities in accordance with our assumptions. There can be no assurances that the actions resulting from the completion of our strategic review will result in the amount of estimated excess cash.

Summary Consolidated Results
(In millions, except per share amounts)
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP Results
Net revenues	$72	$123	$622	$790
Loss before income taxes	(206)	(83)	(304)	(213)
Net loss attributable to PHH Corporation	(133)	(54)	(202)	(145)

Basic & Diluted loss per share attributable to PHH Corporation	$(2.49)	$(0.92)	$(3.77)	$(2.62)
Weighted-average common shares outstanding — Basic & Diluted shares	53.659	58.536	53.627	55.202

Net (decrease) increase in Cash and cash equivalents	$(90)	$(76)	$—	$(353)

Non-GAAP Results*
Core loss (pre-tax)	$(151)	$(34)	$(223)	$(238)
Core loss (after-tax)	(100)	(23)	(147)	(152)

Core loss per share	$(1.86)	$(0.38)	$(2.74)	$(2.74)

Adjusted cash flow	$(90)	$1	$23	$(33)

Our results in each respective period included the following:

	Three Months Ended December 31,
	2016		2015
	Pre-Tax	Post-Tax	Pre-Tax	Post-Tax
	$	Per Share	$	Per Share
Notable items:
Impairment of equity method investment	$(23)	$(0.26)	$—	$—
Legal and regulatory reserves	(22)	(0.27)	—	—
Strategic review expenses	(21)	(0.24)	—	—
Re-engineering and growth investments	(6)	(0.07)	(21)	(0.22)
Loss from MSR sales	(1)	(0.01)	(4)	(0.05)

Exit and disposal costs (PLS)	$(41)	$(0.47)	$—	—
Market-related MSR fair value adjustment, net of related derivatives	(55)	(0.63)	(52)	(0.54)

* Non-GAAP Financial Measures

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, and adjusted cash flow are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP). See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures, as required by Regulation G.

Mortgage Production

Segment Results
Mortgage Production segment loss in the fourth quarter of 2016 was $62 million, compared to a segment profit of $22 million in the third quarter of 2016 and a segment loss of $21 million in the fourth quarter of 2015. The $84 million unfavorable change in segment results for the fourth quarter of 2016 compared to the third quarter of 2016 was primarily due to a $72 million decrease in Net revenues and an $18 million increase in Total expenses. The decline in Net revenues was primarily due to an unfavorable change to Other (loss) income driven by a $23 million impairment on our equity investment in Speedy Title and Appraisal Review Services LLC ("STARS"), a $37 million decrease in Gain on loans held for sale, net driven by a 43% decline in IRLCs expected to close, and a $10 million decline in Origination and other loan fees primarily driven by a 17% decrease in closing units from our real estate channel. The increase in Total expenses was primarily driven from Exit and disposal costs of $33 million related to our exit of the private label solutions ("PLS") business that was partially offset by a $6 million decline in Loan origination expenses and a $4 million decline in Commissions from lower overall closing and application volumes in the fourth quarter of 2016.

The $41 million unfavorable change in segment results for the fourth quarter of 2016 compared to the fourth quarter of 2015 was primarily due to a $30 million decrease in Net revenues and a $14 million increase in Total expenses. The decrease in Net revenues was primarily due to an unfavorable change to Other (loss) income from a $23 million impairment on our equity method investment in STARS and a decrease of $11 million in Gain on loans held for sale, net driven by a 41% decline in IRLCs expected to close that was partially offset by a 100 basis point increase in average total loan margins. The increase in Total Expenses was primarily driven by the $33 million of Exit and disposal costs for the fourth quarter of 2016 that was partially offset by a $9 million decline in Other operating expenses primarily due to lower Corporate overhead costs from a reduced allocation to the Mortgage Production segment in 2016 as compared to 2015 and a $7 million decline in Loan origination expenses from lower overall closing and application volumes in the fourth quarter of 2016.

Statistics
Total fourth quarter 2016 mortgage closings were $8.9 billion, down 11% from the third quarter of 2016 and consistent with the fourth quarter of 2015. The decrease in total closings compared to the third quarter of 2016 was primarily attributable to seasonal declines in purchase volume. Our consistent total closings as compared to the fourth quarter of 2015 was driven by an increase in refinance closings from our portfolio recapture efforts that was offset by the exit from our wholesale/correspondent lending channel during the second quarter of 2016.

IRLCs expected to close of $688 million in the fourth quarter of 2016 decreased 43% from the third quarter of 2016 and 41% from the fourth quarter of 2015. Total loan margin on IRLCs expected to close for the fourth quarter of 2016 was 405 bps, a 17 bps increase from the third quarter of 2016 and a 100 bps increase from the fourth quarter of 2015. The increase in margins is consistent with the decline in interest rates experienced beginning in June through November 2016 as loan margins tend to widen in periods of declining interest rates as industry participants attempt to balance origination volume with operational capacity.

PLS Exit
We began executing our plan to exit the PLS business in the fourth quarter of 2016. The PLS business represented 80% of our total closing volume (based on dollars) for the fourth quarter of 2016.  We currently believe that we will be in a position to substantially exit the PLS business by the first quarter of 2018, subject to certain transition support requirements, and we currently have exit plans in place with clients representing approximately 55% of our PLS closing volume (based on closing dollars for the year ended December 31, 2016).

For the year ended December 31, 2016, we have incurred $41 million of exit costs (pre-tax) related to the exit of PLS, which includes severance and retention programs, contract termination costs and a $15 million non-cash charge for asset impairment. We estimate we will incur approximately $75 million of additional exit costs (pre-tax) over the next 15 months. Additionally, while we implement the exit from this channel, we expect to incur pre-tax operating losses of approximately $120 million for PLS, including maintaining the support and compliance infrastructure needed to comply with both regulatory and contractual requirements.

Mortgage Servicing

Segment Results
Mortgage Servicing segment loss in the fourth quarter of 2016 was $117 million, compared to a segment loss of $52 million and $65 million in the third quarter of 2016 and fourth quarter of 2015, respectively. The $65 million decline in segment results for the fourth quarter of 2016 compared to the third quarter of 2016 was due to a $53 million unfavorable change in Net revenues and a $12 million increase in Total Expenses. The decrease in Net revenues was primarily due to a $42 million greater loss from Market-related fair value adjustments of our MSRs, net of related derivatives. Our market-related fair value adjustments were primarily driven by $35 million of negative model adjustments in the fourth quarter of 2016 to reflect increased servicing costs and foreclosure losses and by a calibration of our valuation model considering the pricing associated with the MSR agreements executed in the fourth quarter of 2016, as we did not observe market participant pricing that was commensurate with the expectations associated with the sharp increase in interest rates after the U.S. presidential election. Additionally, we experienced a $7 million decline in Loan servicing income from a smaller average total loan servicing portfolio. The increase in Total expenses was primarily driven by $11 million in greater provisions for Legal and regulatory reserves.

The $52 million unfavorable change in segment results for the fourth quarter of 2016 compared to the fourth quarter of 2015 was due to a $21 million decrease in Net revenues and a $31 million increase in Total expenses. The decrease in Net revenues was primarily due to a $14 million decline in Loan servicing income from a smaller average capitalized loan servicing portfolio. The increase in Total expenses was primarily driven by $22 million in greater provisions for Legal and regulatory reserves and $8 million of higher Repurchase and foreclosure-related charges driven by increased expenses that will not be reimbursed pursuant to mortgage insurance programs.

In December 2016, we entered into resolution agreements with Fannie Mae and Freddie Mac to resolve substantially all representation and warranty exposure related to the sale of mortgage loans that were originated and delivered prior to September 30, 2016 and November 30, 2016, respectively. The resolution agreements do not cover loans with certain defects, which include but are not limited to, loans with certain title issues or with violations of law. The settlement amounts did not significantly exceed our recorded reserves.

Mortgage Servicing Rights
At December 31, 2016, the book value of our MSRs was $690 million, representing an 82 bps capitalized servicing rate. The MSR book value and capitalized servicing rate at September 30, 2016 was $645 million and 73 bps of the capitalized loan servicing portfolio. The MSR book value at December 31, 2015 was $880 million, representing an 89 bps capitalized servicing rate. For the fourth quarter of 2016, there was a $74 million increase from market-related fair value adjustments and $15 million in MSR book value that was added from loans sold that was partially offset by a $40 million decrease related to prepayments and the receipt of recurring cash flows and a $4 million decrease from MSR sales, as described in more detail below.

At December 31, 2016, the unpaid principal balance (“UPB”) of our capitalized servicing portfolio was $84.7 billion, down 4% from September 30, 2016 and down 14% from December 31, 2015. Our capitalized servicing portfolio continues to decline due to the recent low interest rate environment leading to high prepayment activity that has exceeded additions from new loan production.

In the fourth quarter of 2016, we entered into agreements to sell substantially all of our MSRs to New Residential Investment Corp. ("New Residential") and Lakeview Loan Servicing ("Lakeview"). The following table summarizes our MSRs committed under sale agreements, based on the portfolio as of December 31, 2016:

	December 31, 2016
	UPB	Fair Value
	(In millions)
MSR commitments:
New Residential Investment Corp.	$69,937	$579
Lakeview Loan Servicing	13,369	97
Other counterparties	158	2
Non-committed	1,193	12
Total MSRs	$84,657	$690

In connection with the MSR sales, we expect to transfer approximately $300 million of Servicing advances (based on the December 31, 2016 portfolio).

On February 2, 2017, the initial sale of GNMA MSRs to Lakeview was completed, representing $10.3 billion unpaid principal balance, $77 million of MSR fair value, and $11 million of Servicing advances. We expect to receive total proceeds of $88 million from the initial transfer.

The final proceeds received from the MSR sales is dependent on the closing of the MSR sales, as well as portfolio composition and servicing advances outstanding at each transfer date, the amount of investor and origination source consents received, and transaction costs. The sale of $440 million of MSRs and Servicing advances currently requires consents other than GSEs.

Subservicing

At December 31, 2016, our subservicing portfolio consisted of approximately 265,000 units, down 44% from September 30, 2016 and down 41% from December 31, 2015. Our total subservicing units declined by approximately 211,000 units during the fourth quarter of 2016 driven by the insourcing of Merrill Lynch Home Loans's portfolio and HSBC Bank USA’s sale of a population of loans that we subserviced.

Other

Segment Results
Net loss before income taxes for the fourth quarter of 2016 was $27 million, due to Strategic review expenses of $19 million and Exit and disposal costs related to PLS of $8 million that were not allocated back to our reportable segments.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, February 16, 2017, to discuss its fourth quarter 2016 results. All interested parties are welcome to participate. An investor presentation with an appendix of supplemental schedules will accompany the conference call and be available by visiting the Investor Relations page of PHH's website at www.phh.com on Thursday, February 16, 2017, prior to the start of the conference call.

You can access the conference call by dialing (888) 656-7432 or (913) 312-1460 and using the conference ID 7799107 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH's website at www.phh.com under webcasts and presentations.

A replay will be available beginning shortly after the end of the call through March 3, 2017, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 7799107, or by visiting the Investor Relations page of PHH's website at www.phh.com.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors     Media
Hugo Arias     Dico Akseraylian
hugo.arias@phh.com    dico.akseraylian@phh.com
856-917-0108     856-917-0066

PHH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
REVENUES
Origination and other loan fees	$65	$64	$280	$284
Gain on loans held for sale, net	50	61	262	298
Net loan servicing income (loss):
Loan servicing income	82	96	353	394
Change in fair value of mortgage servicing rights	34	(64)	(238)	(187)
Net derivative (loss) gain related to mortgage servicing rights	(129)	(25)	10	29
Net loan servicing (loss) income	(13)	7	125	236
Net interest expense:
Interest income	11	9	43	44
Secured interest expense	(9)	(8)	(33)	(35)
Unsecured interest expense	(11)	(11)	(42)	(55)
Net interest expense	(9)	(10)	(32)	(46)
Other (loss) income	(21)	1	(13)	18
Net revenues	72	123	622	790
EXPENSES
Salaries and related expenses	77	72	345	323
Commissions	15	14	64	79
Loan origination expenses	12	19	64	91
Foreclosure and repossession expenses	9	10	35	51
Professional and third-party service fees	45	45	156	171
Technology equipment and software expenses	12	9	42	37
Occupancy and other office expenses	12	11	47	50
Depreciation and amortization	3	5	16	18
Exit and disposal costs	41	—	41	—
Other operating expenses	52	21	116	183
Total expenses	278	206	926	1,003
Loss before income taxes	(206)	(83)	(304)	(213)
Income tax benefit	(73)	(32)	(111)	(82)
Net loss	(133)	(51)	(193)	(131)
Less: net income attributable to noncontrolling interest	—	3	9	14
Net loss attributable to PHH Corporation	$(133)	$(54)	$(202)	$(145)

Basic and Diluted loss per share attributable to PHH Corporation	$(2.49)	$(0.92)	$(3.77)	$(2.62)

PHH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$906	$906
Restricted cash	57	47
Mortgage loans held for sale	683	743
Accounts receivable, net	66	81
Servicing advances, net	628	691
Mortgage servicing rights	690	880
Property and equipment, net	36	47
Other assets	109	247
Total assets	$3,175	$3,642

LIABILITIES
Accounts payable and accrued expenses	$193	$251
Subservicing advance liabilities	290	314
Debt, net	1,262	1,348
Deferred taxes, net	101	182
Loan repurchase and indemnification liability	49	62
Other liabilities	157	137
Total liabilities	2,052	2,294
Commitments and contingencies

Total PHH Corporation stockholders’ equity	1,092	1,318
Noncontrolling interest	31	30
Total equity	1,123	1,348
Total liabilities and equity	$3,175	$3,642

Segment Results
(In millions)					Fourth Quarter 2015
	Fourth Quarter 2016
	Mortgage Production	Mortgage Servicing	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$65	$—	$—	$65	$64
Gain on loans held for sale, net	50	—	—	50	61
Loan servicing income	—	82	—	82	96
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(40)	—	(40)	(37)
Market-related	—	74	—	74	(27)
Net derivative loss related to MSRs	—	(129)	—	(129)	(25)
Net interest expense:
Interest income	8	3	—	11	9
Secured interest expense	(6)	(3)	—	(9)	(8)
Unsecured interest expense	—	(11)	—	(11)	(11)
Other (loss) income	(21)	—	—	(21)	1
Net revenues	96	(24)	—	72	123

Salaries and related expenses	49	14	14	77	72
Commissions	15	—	—	15	14
Loan origination expenses	12	—	—	12	19
Foreclosure and repossession expenses	—	9	—	9	10
Professional and third-party service fees	5	8	32	45	45
Technology equipment and software expenses	1	5	6	12	9
Occupancy and other office expenses	7	4	1	12	11
Depreciation and amortization	1	1	1	3	5
Exit and disposal costs	33	—	8	41	—
Other operating expenses:
Repurchase and foreclosure-related charges	—	9	—	9	1
Legal and regulatory reserves	—	22	—	22	—
Overhead Allocation - IT	15	6	(21)	—	—
Overhead Allocation - Other	11	5	(16)	—	—
Other	9	10	2	21	20
Total expenses	158	93	27	278	206
Loss before income taxes	(62)	(117)	(27)	$(206)	$(83)
Less: net income attributable to noncontrolling interest	—	—	—
Segment loss	$(62)	$(117)	$(27)

Segment Results
(In millions)					Year Ended December 31, 2015
	Year Ended December 31, 2016
	Mortgage Production	Mortgage Servicing	Other	Total PHH Corporation	Total PHH Corporation
Origination and other loan fees	$280	$—	$—	$280	$284
Gain on loans held for sale, net	262	—	—	262	298
Loan servicing income	—	353	—	353	394
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(138)	—	(138)	(169)
Market-related	—	(100)	—	(100)	(18)
Net derivative gain related to MSRs	—	10	—	10	29
Net interest expense:
Interest income	32	11	—	43	44
Secured interest expense	(22)	(11)	—	(33)	(35)
Unsecured interest expense	—	(42)	—	(42)	(55)
Other (loss) income	(13)	—	—	(13)	18
Net revenues	539	83	—	622	790

Salaries and related expenses	216	68	61	345	323
Commissions	64	—	—	64	79
Loan origination expenses	64	—	—	64	91
Foreclosure and repossession expenses	—	35	—	35	51
Professional and third-party service fees	22	35	99	156	171
Technology equipment and software expenses	4	17	21	42	37
Occupancy and other office expenses	27	17	3	47	50
Depreciation and amortization	8	3	5	16	18
Exit and disposal costs	33	—	8	41	—
Other operating expenses:
Repurchase and foreclosure-related charges	—	19	—	19	6
Loss on early debt retirement	—	—	—	—	30
Legal and regulatory reserves	—	38	—	38	78
Overhead Allocation - IT	68	29	(97)	—	—
Overhead Allocation - Other	50	22	(72)	—	—
Other	27	23	9	59	69
Total expenses	583	306	37	926	1,003
Loss before income taxes	(44)	(223)	(37)	$(304)	$(213)
Less: net income attributable to noncontrolling interest	9	—	—
Segment loss	$(53)	$(223)	$(37)

Mortgage Production Segment
($ In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Change	2016	2015	Change
Closings:
Saleable to investors	$2,552	$2,518	1%	$10,146	$13,218	(23)%
Fee-based	6,333	6,324	—%	27,083	27,386	(1)%
Total	$8,885	$8,842	—%	$37,229	$40,604	(8)%

Purchase	$3,392	$4,326	(22)%	$16,140	$20,169	(20)%
Refinance	5,493	4,516	22%	21,089	20,435	3%
Total	$8,885	$8,842	—%	$37,229	$40,604	(8)%

Retail - PLS	$7,100	$6,900	3%	$29,261	$30,436	(4)%
Retail - Real Estate	1,785	1,634	9%	7,383	8,752	(16)%
Total retail	8,885	8,534	4%	36,644	39,188	(6)%
Wholesale/correspondent	—	308	(100)%	585	1,416	(59)%
Total	$8,885	$8,842	—%	$37,229	$40,604	(8)%

Retail - PLS (units)	12,371	13,348	(7)%	51,089	58,587	(13)%
Retail - Real Estate (units)	6,147	6,159	—%	26,075	32,428	(20)%
Total retail (units)	18,518	19,507	(5)%	77,164	91,015	(15)%
Wholesale/correspondent (units)	—	1,318	(100)%	2,298	6,199	(63)%
Total (units)	18,518	20,825	(11)%	79,462	97,214	(18)%

Applications:
Saleable to investors	$2,695	$3,065	(12)%	$14,275	$18,047	(21)%
Fee-based	5,414	7,153	(24)%	31,134	33,593	(7)%
Total	$8,109	$10,218	(21)%	$45,409	$51,640	(12)%

Retail - PLS	$6,319	$7,982	(21)%	$35,512	$38,672	(8)%
Retail - Real Estate	1,790	1,846	(3)%	9,206	10,845	(15)%
Total retail	8,109	9,828	(17)%	44,718	49,517	(10)%
Wholesale/correspondent	—	390	(100)%	691	2,123	(67)%
Total	$8,109	$10,218	(21)%	$45,409	$51,640	(12)%

Retail - PLS (units)	11,435	15,250	(25)%	64,446	76,106	(15)%
Retail - Real Estate (units)	6,105	6,894	(11)%	32,157	40,165	(20)%
Total retail (units)	17,540	22,144	(21)%	96,603	116,271	(17)%
Wholesale/correspondent (units)	—	1,634	(100)%	2,649	9,181	(71)%
Total (units)	17,540	23,778	(26)%	99,252	125,452	(21)%

Other:
IRLCs expected to close	$688	$1,174	(41)%	$4,373	$7,199	(39)%
Total loan margin on IRLCs (in basis points)	405	305	33%	352	310	14%
Loans sold	$2,744	$2,628	4%	$10,548	$13,630	(23)%

Mortgage Production Segment (continued)
(in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Change	2016	2015	Change
Segment Results:
Origination and other loan fees	$65	$64	2%	$280	$284	(1)%
Gain on loans held for sale, net	50	61	(18)%	262	298	(12)%
Net interest expense:
Interest income	8	8	—%	32	40	(20)%
Secured interest expense	(6)	(5)	20%	(22)	(24)	(8)%
Unsecured interest expense	—	(3)	(100)%	—	(21)	(100)%
Net interest expense	2	—	n/m	10	(5)	(300)%
Other (loss) income	(21)	1	n/m	(13)	9	n/m
Net revenues	96	126	(24)%	539	586	(8)%

Salaries and related expenses	49	49	—%	216	213	1%
Commissions	15	14	7%	64	79	(19)%
Loan origination expenses	12	19	(37)%	64	91	(30)%
Professional and third-party service fees	5	9	(44)%	22	34	(35)%
Technology equipment and software expenses	1	—	n/m	4	3	33%
Occupancy and other office expenses	7	7	—%	27	31	(13)%
Depreciation and amortization	1	2	(50)%	8	11	(27)%
Exit and disposal costs	33	—	n/m	33	—	n/m
Other operating expenses	35	44	(20)%	145	157	(8)%
Total expenses	158	144	10%	583	619	(6)%
Loss before income taxes	(62)	(18)	244%	(44)	(33)	33%
Less: net income attributable to noncontrolling interest	—	3	(100)%	9	14	(36)%
Segment loss	$(62)	$(21)	195%	$(53)	$(47)	13%
______________
n/m - Not Meaningful

Mortgage Servicing Segment
($ in millions)
	December 31,
	2016	2015	Change
Total Loan Servicing Portfolio:
Unpaid principal balance	$174,642	$226,259	(23)%

Number of loans in owned portfolio (units)	567,647	642,379	(12)%
Number of subserviced loans (units)	264,718	450,295	(41)%
Total number of loans serviced (units)	832,365	1,092,674	(24)%

Capitalized Servicing Portfolio:
Unpaid principal balance	$84,657	$98,990	(14)%
Capitalized servicing rate	0.82%	0.89%	(8)%
Capitalized servicing multiple	2.9	3.1	(6)%
Weighted-average servicing fee (in basis points)	28	29	(3)%

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Change	2016	2015	Change
Total Loan Servicing Portfolio:
Average Portfolio UPB	$197,263	$226,791	(13)%	$220,458	$225,787	(2)%

Capitalized Servicing Portfolio:
Average Portfolio UPB	$86,607	$100,442	(14)%	$92,303	$105,343	(12)%
Payoffs and principal curtailments	5,109	4,238	21%	19,211	19,092	1%
Sales	254	365	(30)%	996	3,445	(71)%

	December 31,
	2016		2015
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Delinquency - Total Servicing Portfolio(1)
30 days	2.23%	1.58%	2.22%	1.55%
60 days	0.60	0.41	0.44	0.30
90 or more days	0.76	0.57	0.82	0.62
Total	3.59%	2.56%	3.48%	2.47%
Foreclosure/real estate owned(2)	1.80%	1.54%	1.74%	1.51%
_______________

(1)	Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)	As of December 31, 2016 and 2015, the total servicing portfolio included 11,539 and 15,487 of loans in foreclosure with an unpaid principal balance of $2.3 billion and $3.0 billion, respectively.

Mortgage Servicing Segment (continued)
($ in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	Change	2016	2015	Change
Segment Results:
Net loan servicing (loss) income	$(13)	$7	n/m	$125	$236	(47)%
Net interest expense	(11)	(10)	10%	(42)	(41)	2%
Other income	—	—	n/m	—	3	(100)%
Net revenues	(24)	(3)	n/m	83	198	(58)%

Salaries and related expenses	14	12	17%	68	56	21%
Foreclosure and repossession expenses	9	10	(10)%	35	51	(31)%
Professional and third-party service fees	8	9	(11)%	35	28	25%
Technology equipment and software expenses	5	4	25%	17	16	6%
Occupancy and other office expenses	4	3	33%	17	16	6%
Depreciation and amortization	1	1	—%	3	2	50%
Other operating expenses	52	23	126%	131	160	(18)%
Total expenses	93	62	50%	306	329	(7)%
Segment loss	$(117)	$(65)	80%	$(223)	$(131)	70%
______________
n/m - Not Meaningful

Debt and Borrowing Arrangements
(in millions)
	December 31, 2016			December 31, 2015
	Balance	Interest Rate(1)	Available Capacity(2)	Balance

Committed warehouse facilities	$556	2.9%	$494	$632
Uncommitted warehouse facilities	—	—	1,950	—
Servicing advance facility	99	2.7%	56	111

Term notes due in 2019	275	7.375%	n/a	275
Term notes due in 2021	340	6.375%	n/a	340
Unsecured debt, face value	615			615
Debt issuance costs(3)	(8)			(10)
Unsecured debt, net	607			605
Total	1,262			1,348
______________

(1)
Interest rate shown represents the stated interest rate of outstanding borrowings, which may differ from the effective rate due to the amortization of premiums, discounts and issuance costs.  Warehouse facilities and the servicing advance facility are variable-rate.  Rate shown for warehouse facilities represents the weighted-average rate of current outstanding borrowings.

(2)	Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements, including asset-eligibility requirements.

(3)	Deferred issuance costs were reclassified from the prior year presentation in Other assets to a reduction in Unsecured debt.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, and adjusted cash flow, are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

These Non-GAAP measures are used in managing certain aspects of the Company’s business.  For example, management’s reviews of results incorporate Non-GAAP measures and certain of the Company’s debt agreements contain covenants calculated using a measure similar to the calculations of the Non-GAAP measures.  The Company has also designed certain management incentives based upon the achievement of targets related to Non-GAAP measures. The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights.

The Company believes these Non-GAAP measures provide useful information to investors that is supplementary to our results in accordance with GAAP; however, there are inherent limitations to these measures and they should not be viewed as a substitute for our results in accordance with GAAP as measurements of the Company's financial performance.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (after-tax) and core earnings or loss per share involves differences from Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights. The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance or repurchase of equity or the issuance or repayment of unsecured or other debt by PHH Corporation.

The Company believes that Adjusted cash flow is a useful measure for investors because the measure may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.  Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position and can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and loan margins.

NON-GAAP RECONCILIATIONS - CORE EARNINGS
(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

CORE EARNINGS- Regulation G Reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Loss before income taxes - as reported	$(206)	$(83)	$(304)	$(213)
Less: net income attributable to noncontrolling interest	—	3	9	14
Segment loss	(206)	(86)	(313)	(227)
Market-related fair value adjustments (1)	(74)	27	100	18
Net derivative loss (gain) related to MSRs	129	25	(10)	(29)
Core loss (pre-tax)	$(151)	$(34)	$(223)	$(238)

Net loss attributable to PHH Corporation - as reported	$(133)	$(54)	$(202)	$(145)
Market-related fair value adjustments (1)	(74)	27	100	18
Net derivative loss (gain) related to MSRs	129	25	(10)	(29)
	(78)	(2)	(112)	(156)
Income tax expense (benefit) on Core adjustments(2)	22	21	35	(4)
Core loss (after-tax)	$(100)	$(23)	$(147)	$(152)

Core loss (after-tax) per share	$(1.86)	$(0.38)	$(2.74)	$(2.74)

CORE EARNINGS BY SEGMENT- Regulation G Reconciliation
	Mortgage Production Segment	Mortgage Servicing Segment	Other	Mortgage Production Segment	Mortgage Servicing Segment	Other
	Three Months Ended December 31, 2016			Year Ended December 31, 2016
Segment loss	$(62)	$(117)	$(27)	$(53)	$(223)	$(37)
Market-related fair value adjustments(1)	—	(74)	—	—	100	—
Net derivative loss (gain) related to MSRs	—	129	—	—	(10)	—
Core loss	$(62)	$(62)	$(27)	$(53)	$(133)	$(37)

	Three Months Ended December 31, 2015			Year Ended December 31, 2015
Segment loss	$(21)	$(65)	$—	$(47)	$(131)	$(49)
Market-related fair value adjustments(1)	—	27	—	—	18	—
Net derivative loss (gain) related to MSRs	—	25	—	—	(29)	—
Core loss	$(21)	$(13)	$—	$(47)	$(142)	$(49)
_____________

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)	An incremental effective tax rate of 39% was applied to arrive at the net of taxes amounts.

(3)
Basic weighted-average shares outstanding of 53.659 million and 58.536 million for the three months ended December 31, 2016 and 2015, respectively, and 53.627 million and 55.202 million for the year ended December 31, 2016 and 2015, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS - (continued)
(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

ADJUSTED CASH FLOW- Regulation G Reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net (decrease) increase in Cash and cash equivalents - as reported	$(90)	$(76)	$—	$(353)
Adjustments:
Decrease in unsecured borrowings	—	—	—	245
Repurchase of Common stock	—	77	23	77
Issuances of Common stock	—	—	—	(2)
Adjusted Cash Flow	$(90)	$1	$23	$(33)